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                                                                  Exhibit 3.07
                          CERTIFICATE OF AMENDMENT

                                     OF

                    RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                              INTERWOVEN, INC.

     Interwoven, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation's Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation's stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

     Section A, Paragraph 6.2 of Article IV of the Restated Certificate of Incorporation, relating to automatic conversion of the Preferred Stock to Common Stock in the event of a firm commitment underwritten public offering is amended to read in its entirety as follows:

          6.2.  Automatic Conversion.  Each share of Series A Preferred, Series
                --------------------
     B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such series of Series Preferred Stock upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with aggregate proceeds to the Company in excess of Twenty Million Dollars ($20,000,000) (before deduction for underwriters commissions and expenses) and a price per share not less than $11.00 per share (appropriately adjusted for any stock combination, stock split, stock dividend, recapitalization, or other similar transaction) (an "Automatic Conversion"). In the event of an Automatic Conversion of the Series Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series Preferred Stock shall not be deemed to have converted such Series Preferred Stock until immediately prior to the closing of such sale of securities.

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     IN WITNESS WHEREOF, said corporation has caused this Certificate of
Amendment to be signed by its duly authorized officer this 5th day of October, 1999 and the foregoing facts stated herein are true and correct.

                                    INTERWOVEN, INC.

                                    By:  /s/ Martin W. Brauns
                                         -----------------------------
                                         Martin W. Brauns, President and
                                         Chief Executive Officer